Exhibit 99.1

Media Contact: Kathleen M. Bennett 864-282-9452 Analyst Contact: Duane A. Owens 864-282-9488

FOR IMMEDIATE RELEASE

Tuesday, July 24, 2007

BOWATER ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

GREENVILLE, SC—Bowater Incorporated (NYSE: BOW) today reported a net loss for the second quarter of 2007 of $62.6 million, or $1.09 per diluted share, on sales of $798.6 million. These results compare with a net loss of $10.6 million, or $0.18 per diluted share, on sales of $899.4 million for the second quarter of 2006.

“During the quarter, we faced difficult market conditions as well as significant cost pressures as a result of the very strong Canadian dollar,” said David J. Paterson, Chairman, President and Chief Executive Officer. “We mitigated these cost pressures through our focus on operational excellence and I expect these improvements to provide further benefits going forward. I am optimistic that these initiatives, combined with recently announced price increases for many of our products, will improve our financial performance.”

Second quarter 2007 special items, net of tax, consisted of the following items: a $42.0 million gain related to asset sales, a $17.6 million charge related to tax adjustments, a $16.7 million charge for severance and merger-related costs and a $28.8 million loss relating to foreign currency changes. Excluding these special items, the net loss for the quarter would have been $41.5 million, or $0.72 per diluted share, compared with second quarter 2006 net loss before special items of $17.6 million, or $0.31 per diluted share. A reconciliation of these items is contained in note 5 to this release.

“We are making excellent progress on our merger integration plans with Abitibi,” continued Paterson. “I am excited about the new management team we just unveiled and look forward to closing this transaction during the third quarter. I am more confident than ever that this transaction will generate significant value for all of our stakeholders.”

SEGMENT DETAIL

Newsprint

For the second quarter, newsprint had an operating loss of $10.7 million compared to an operating loss of $4.1 million for the first quarter. The company’s average transaction price decreased $13 per metric ton. Average operating costs decreased slightly compared to the first quarter. Total newsprint shipments were 6% higher in the second quarter of 2007 compared to the first quarter of 2007. Shipments for the first half of 2007 were 14% lower than the same period of 2006. Newsprint inventories increased during the quarter due to higher export shipments. During the second quarter, export markets represented over 38% of total newsprint sales. The company has informed its North American customers of a $25 per metric ton price increase effective September 1, 2007.

Coated Papers

Operating earnings for the second quarter decreased by $4.0 million from the first quarter to $4.6 million. The company’s average transaction price for coated papers decreased $20 per short ton during the quarter while average operating costs increased slightly. Coated paper inventories decreased in the quarter. The company has informed its North American customers of a $60 per short ton price increase effective July 1, 2007.

Specialty Papers

Specialty papers had an operating loss of $9.8 million compared to an operating loss of $8.7 million for the first quarter. The company’s average transaction price remained unchanged during the quarter, while average operating costs increased slightly. The company continues to increase its production of specialty papers, up 4% from the first quarter of 2007 and almost 17% from the fourth quarter of 2006.

Market Pulp

Compared to the first quarter of 2007, operating earnings for market pulp decreased slightly to $17.3 million in the second quarter. The average market pulp transaction price for the company increased $19 per metric ton. Average operating costs increased $27 per metric ton compared to the first quarter, as a result of planned annual kraft mill outages at two facilities. The company has informed its North American customers of a $20 per metric ton price increase in softwood pulp and a $30 per metric ton price increase in fluff pulp, both effective July 1, 2007.

Lumber

For the second quarter, lumber had an operating loss of $7.0 million compared to a loss of $13.6 million for the first quarter. The average lumber transaction price for the company increased $10 per thousand board feet while average operating costs decreased $19 per thousand board feet compared to the first quarter. The company continues to curtail lumber production as a result of soft demand.

Earnings Conference Call

Bowater management will hold a conference call to discuss these financial results today at 10:00 a.m. Eastern time, July 24, 2007. The conference call number is 800-288-8960 or 612-338-9288 (international). A webcast of the call will be available on Bowater’s website at www.bowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available after 1:30 p.m. Eastern time today on the company’s website and through Tuesday, July 31, by dialing 800-475-6701 or 320-365-3844 (international) and using the access code 877086.

About Bowater

Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of coated and specialty papers and newsprint. In addition, the company sells bleached market pulp and lumber products. Bowater employs approximately 6,900 people and has 12 pulp and paper mills in the United States, Canada and South Korea. In North America, it also operates a converting facility and owns 10 sawmills. Bowater’s operations are supported by approximately 708,000 acres of timberlands owned or leased in the United States and Canada and 28 million acres of timber cutting rights in Canada. Bowater operates six recycling plants and is one of the world’s largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX). To learn more, visit www.bowater.com.

All amounts are in U.S. dollars.

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our ability to contain costs through operational improvements, the impact of recently announced price increases and the Company’s business outlook, assessment of market conditions and strategies. In addition, statements relating to our planned combination with Abitibi-Consolidated are forward-looking, such as statements about the strategic rationale for the merger, the anticipated timing of and the progress of integration efforts related to the merger and the expected value to be generated from the merger. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “expect”, “will”, “believe”, “anticipate”, and other terms with similar meaning indicating possible future events or actions or potential impact on the business or stockholders of Bowater.

These forward-looking statements are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, negative industry conditions and further growth in alternative media, actions of competitors, Canadian dollar exchange rates, the demand for higher margin coated and uncoated mechanical paper and the costs of raw materials such as energy, chemicals and fiber. In addition, with respect to forward-looking statements relating to the proposed combination with Abitibi-Consolidated, the following factors, among others could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required governmental or third party approvals of the combination on the proposed terms and schedule and without material concessions; the failure of Abitibi or Bowater shareholders to approve the combination; the exercise by a material percentage of Abitibi shareholders of their dissent rights; the risk that the businesses will not be integrated successfully or that the anticipated improved financial performance, product quality and, product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors are listed from time to time in Bowater’s Securities and Exchange Commission filings, including those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 under the caption "Cautionary Statement Regarding Forward-Looking Information and Use of Third Party Data,” as well as under the caption “Risk Factors” in the company’s proxy statement in connection with the 2007 Annual Meeting of Stockholders. Bowater disclaims any obligation to update these forward-looking statements.

Any information about industry or general economic conditions contained in this press release is derived from third party sources that the company believes are widely accepted and accurate; however, the company has not independently verified this information and cannot assure its accuracy.

Additional Information and Where to Find It

In connection with the proposed combination, AbitibiBowater has filed and the Securities and Exchange Commission (SEC) has declared effective a registration statement on Form S-4, which includes a definitive proxy statement of Bowater, a prospectus of AbitibiBowater and a management information circular of Abitibi-Consolidated. Shareholders are urged to read the joint proxy statement/prospectus/management information circular regarding the proposed combination, and any other relevant documents filed or to be filed by Abitibi or Bowater because they contain or will contain important information. Shareholders may obtain a free copy of the definitive joint proxy statement/prospectus/management information circular, as well as other filings containing information about Abitibi-Consolidated and Bowater, without charge, at the SEC’s internet site

(http://www.sec.gov) and on SEDAR (http://www.sedar.com). Copies of the definitive joint proxy statement/prospectus/management information circular and the filings with the SEC and the Canadian securities regulatory authorities that will be incorporated by reference in the definitive joint proxy statement/prospectus/management information circular can also be obtained, without charge, by directing a request to Abitibi-Consolidated, 1155 Metcalfe Street, Suite 800, Montreal, Quebec, Canada H3B 5H2, Attention: Investor Relations Department, (514) 875-2160, or to Bowater, 55 E. Camperdown Way, Greenville, SC, USA, 29602, Attention: Investor Relations Department, (864) 282-9256.

Participants in the Solicitation

Abitibi-Consolidated, Bowater and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding Abitibi-Consolidated’s directors and executive officers is available in Abitibi-Consolidated’s Annual Information Form for the year ended December 31, 2006 filed on SEDAR by Abitibi-Consolidated on March 15, 2007 (which was filed with the SEC on March 15, 2007 on Form 40-F), and the management proxy circular with respect to Abitibi-Consolidated’s 2007 Annual Meeting of Shareholders filed by Abitibi-Consolidated on SEDAR on April 5, 2007 (which was filed with the SEC on April 5, 2007 on Form 6-K). Information regarding Bowater’s directors and executive officers is available in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC by Bowater on March 1, 2007, as amended by Amendment # 1 filed with the SEC by Bowater on April 30, 2007 and in the definitive proxy statement with respect to Bowater’s 2007 Annual Meeting of Stockholders which is included in the registration statement on Form S-4 filed by AbitibiBowater on March 20, 2007, as amended, and is filed with the SEC on Schedule 14A. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement/prospectus/management information circular and other relevant materials filed or to be filed with the SEC and the Canadian securities regulatory authorities.

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BOWATER INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Sales	$798.6	$899.4	$1,570.2	$1,792.6
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	639.5	697.7	1,240.0	1,377.9
Depreciation, amortization and cost of timber harvested	79.7	81.2	159.6	162.3
Distribution costs	82.8	83.5	158.1	166.4
Selling and administrative expenses	46.3	41.3	95.0	79.3
Net gain on disposition of assets (1)	(64.6)	(71.7)	(122.5)	(100.5)

Operating income	14.9	67.4	40.0	107.2

Other income (expense):
Interest income	1.6	1.0	3.5	2.1
Interest expense	(47.3)	(49.3)	(94.6)	(98.7)
Foreign exchange loss	(16.5)	(4.8)	(19.6)	(3.0)
Other, net	0.6	2.1	(2.6)	5.7

	(61.6)	(51.0)	(113.3)	(93.9)

(Loss) income before income taxes, minority interests and cumulative effect of accounting change	(46.7)	16.4	(73.3)	13.3

Income tax provision (2)	(17.9)	(26.3)	(19.6)	(39.4)
Minority interests, net of tax (1)	2.0	(0.7)	(5.1)	(0.7)

Loss before cumulative effect of accounting change	(62.6)	(10.6)	(98.0)	(26.8)
Cumulative effect of accounting change, net of tax (3)	—	—	—	(2.6)

Net loss	$(62.6)	$(10.6)	$(98.0)	$(29.4)

Basic loss per common share: (4)
Loss before cumulative effect of accounting change	$(1.09)	$(0.18)	$(1.71)	$(0.46)
Cumulative effect of accounting change, net of tax	—	—	—	(0.05)

Net loss per share	$(1.09)	$(0.18)	$(1.71)	$(0.51)

Average common shares outstanding (4)	57.4	57.4	57.4	57.4

Diluted loss per common share: (4)
Loss before cumulative effect of accounting change	$(1.09)	$(0.18)	$(1.71)	$(0.46)
Cumulative effect of accounting change, net of tax	—	—	—	(0.05)

Net loss per share	$(1.09)	$(0.18)	$(1.71)	$(0.51)

Average diluted common shares outstanding (4)	57.4	57.4	57.4	57.4

BOWATER INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of dollars)

	June 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$89.4	$98.9
Accounts receivable, net	426.6	444.5
Inventories	383.4	349.8
Timberlands held for sale (1)	4.2	18.7
Other current assets	67.8	47.1

Total current assets	971.4	959.0

Timber and timberlands	58.3	60.8
Fixed assets, net	2,782.0	2,877.9
Goodwill	590.7	590.2
Other assets	145.3	158.0

Total assets	$4,547.7	$4,645.9

Current liabilities:
Current installments of long-term debt	$15.8	$14.9
Accounts payable and accrued liabilities	418.4	431.2

Total current liabilities	434.2	446.1

Long-term debt, net of current installments	2,243.0	2,251.6
Pension and other postretirement benefit obligations	648.9	651.1
Other long-term liabilities	92.8	92.5
Deferred income taxes	335.6	313.0
Minority interests in subsidiaries	74.8	59.0
Shareholders' equity	718.4	832.6

Total liabilities and shareholders' equity	$4,547.7	$4,645.9

BOWATER INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of dollars)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(98.0)	$(29.4)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change, net of tax (3)	—	2.6
Share-based compensation	8.3	(0.8)
Depreciation, amortization and cost of timber harvested	159.6	162.3
Deferred income taxes	24.4	28.5
Minority interests, net of tax (1)	5.1	0.7
Pension contributions, net of pension benefit costs	(11.1)	(11.3)
Net gain on disposition of assets (1)	(122.5)	(100.5)
Changes in working capital:
Accounts receivable	17.9	(17.0)
Inventories	(33.6)	8.7
Income tax receivables and payables	0.1	(2.0)
Accounts payable and accrued liabilities	(15.0)	(11.1)
Other, net	9.0	11.8

Net cash (used for) provided by operating activities	(55.8)	42.5

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(51.1)	(90.6)
Disposition of assets, including timber and timberlands	147.4	238.1
Direct acquisition costs related to merger	(12.4)	—

Net cash provided by investing activities	83.9	147.5

Cash flows from financing activities:
Cash dividends	(22.9)	(22.9)
Short-term financing	8.0	289.9
Short-term financing repayments	(8.0)	(351.5)
Payments of long-term debt	(14.7)	(22.0)

Net cash used for financing activities	(37.6)	(106.5)

Net (decrease) increase in cash and cash equivalents	(9.5)	83.5

Cash and cash equivalents at beginning of year	98.9	30.1

Cash and cash equivalents at end of year	$89.4	$113.6

BOWATER INCORPORATED

Notes to the Press Release and Unaudited Consolidated Financial Statements

(1)	During the first and second quarters of 2007, Bowater sold approximately 52,200 acres and 55,600 acres, respectively, of timberlands primarily located in Tennessee and Canada. One of our consolidated subsidiaries, which is owned 49% by a minority interest, sold 24,958 acres of the 52,200 acres and recorded a pre-tax gain on the sale of land of $22.3 million during the first quarter of 2007. During the first and second quarters of 2006, Bowater sold approximately 24,300 acres and 472,500 acres, respectively, of timberlands primarily located in Tennessee and Canada. As of June 30, 2007, we have approximately 16,000 acres of timberlands classified as held for sale.

(2)	During the first and second quarters of 2007, income tax benefits and tax credits of $13.0 million and $24.3 million, respectively, arising primarily from operating losses at certain Canadian operations were entirely offset by tax charges to increase our tax valuation allowance, which was initially established in December 2005. During the first and second quarters of 2006, income tax benefits and credits of $13.5 million and $42.1 million, respectively, also arising from operating losses at certain Canadian operations were entirely offset by tax charges to increase our tax valuation allowance. On January 1, 2007, we adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for the uncertainty in income taxes recognized by prescribing the threshold a tax position is required to meet before being recognized in the financial statements. As a result of the implementation of FIN 48, we decreased our liability for unrecognized tax benefits by $2.3 million, which was accounted for as a decrease to our January 1, 2007 retained deficit balance. The reduction represents the cumulative effect of adoption on prior periods.

(3)	Effective January 1, 2006, Bowater adopted FASB Statement No. 123R, "Share Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires the measurement of all employee share-based payments, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The adoption of SFAS No. 123R resulted in a cumulative effect adjustment, net of tax, of $2.6 million, or $0.05 per diluted share, in 2006.

(4)	For the calculation of basic and diluted loss per share for the three and six months ended June 30, 2007 and 2006, no adjustments to net loss are necessary. The effect of dilutive securities is not included in the computation for the three and six months ended June 30, 2007 and 2006 as the effect would be anti-dilutive.

(5)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles ("GAAP") to our use of non-GAAP measures of operating income (loss), net loss and loss per share reported before special items is presented in the tables below. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating income, net loss and loss per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items - is defined as operating income from our consolidated statement of operations adjusted for special items. Internally, the Company uses a non-GAAP operating income (loss) measure as an indicator of a segment's performance and excludes impairment charges, severance charges, gains on dispositions of assets and other discretionary charges or credits from GAAP operating income. Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income provided in our consolidated statement of operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net loss before special items - is defined as net loss from our consolidated statement of operations adjusted for the special items discussed above plus foreign exchange losses, the impact of the adoption of new accounting standards, net of tax, and the adjustment for tax charges that have been taken against the income tax benefits arising primarily from operating losses at certain of our Canadian operations (refer to Note 2 above). The adjustment for these items is consistent with our internal presentation, and the tax adjustment is provided for our investors to reflect a more appropriate effective tax rate. This non-GAAP measure should be used in addition to and not as a substitute for net loss provided in our consolidated statement of operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Loss per share (EPS) before special items - is defined as diluted EPS calculated based on the net loss before special items. This non- GAAP measure should be used in addition to and not as a substitute for our loss per share calculated in accordance with GAAP as provided in the consolidated statements of operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our EPS from ongoing operations and financial performance from period to period.

Three Months Ended June 30, 2007 (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$14.9	$(62.6)	$(1.09)

Adjustments for special items:
Sale of assets	(64.6)	(42.0)	(0.73)
Severance and merger-related costs	20.0	16.7	0.29
Foreign exchange	—	28.8	0.50
Tax adjustments	—	17.6	0.31

GAAP as adjusted for special items	$(29.7)	$(41.5)	$(0.72)

Three Months Ended June 30, 2006 (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$67.4	$(10.6)	$(0.18)

Adjustments for special items:
Sale of assets	(71.7)	(45.7)	(0.80)
Foreign exchange	—	20.2	0.35
Tax adjustments	—	18.5	0.32

GAAP as adjusted for special items	$(4.3)	$(17.6)	$(0.31)

Six Months Ended June 30, 2007 (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$40.0	$(98.0)	$(1.71)

Adjustments for special items:
Sale of assets	(122.5)	(77.9)	(1.36)
Severance and merger-related costs	29.5	23.7	0.42
Foreign exchange	—	32.2	0.56
Tax adjustments	—	29.9	0.52

GAAP as adjusted for special items	$(53.0)	$(90.1)	$(1.57)

Six Months Ended June 30, 2006 (unaudited, in millions except per share amounts)	Operating income (loss)	Net (loss) income	EPS
GAAP as reported	$107.2	$(29.4)	$(0.51)

Adjustments for special items:
Sale of assets	(100.5)	(63.6)	(1.11)
Severance	4.4	2.9	0.05
Adoption of new accounting standard	—	2.6	0.05
Foreign exchange	—	18.8	0.32
Tax adjustments	—	32.0	0.56

GAAP as adjusted for special items	$11.1	$(36.7)	$(0.64)

A schedule of historical financial and operating statistics is available upon request and on Bowater's web site (www.bowater.com).